UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report: April 7, 2014
(Date of earliest event reported)

CMG HOLDINGS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51770	87-0733770
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Hudson Street, Suite 303
New York, New York 10013

(Address of principal executive offices) (Zip Code)

(646) 688-6381

(Registrant’s telephone no., including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2014 the Board of Directors (the "Board") of CMG Holdings Group, Inc. ("CMG Holdings" or the "the Company"), appointed Glenn Laken, 60, as a member of the Board, Chairman of the Board and Chief Executive Officer ("CEO"). Acting CEO Jeffrey Devlin will remain with the company as its Vice-Chairman of the Board.

Over the past 30 years, Mr. Laken has held multiple senior executive positions and created successful growth strategies in the financial services sector. His expansive professional experience includes working as an advisor to the 22 billion dollar Ameritech Pension fund, partnership in a Wall Street specialist firm, ownership of a Chicago clearing house with offices nationwide, and the purchase and restructuring of the Cigarette Racing Team Company. He has also enjoyed success in the area of mergers and acquisitions as an accomplished business leader.

In 2000 Mr. Laken was accused of conspiring to bribe union officials while raising money for a hedge fund and participating in an Internet stock promotion where the exact amount paid for that promotion wasn’t clearly stated. These allegations, made by a government informant, resulted in conviction after a 15-week trial, despite the fact that Mr. Laken never met any union officials, received any union monies for his fund or directly contracted for the Internet promotion.

A Company shareholder since 2010, Mr. Laken organized a shareholder group that forced changes in Company management in 2012, after careful analysis revealed that the Company was failing to reach its potential due to mismanagement by the original management team. Since orchestrating this change, Mr. Laken has worked as Company consultant, introducing Jeffrey Devlin and David Kovacs to the Board, and bringing Ron Burkhardt on as a board member and executive chairman of XA, The Experiential Agency, Inc. (“XA”). He also introduced a new subsidiary partially owned by his wife, Good Gaming Inc., to the Companies portfolio and arranged the sale of Audio Eye, Inc. stock to fund the elimination of the Company’s toxic debt.

In connection with his appointment as the Company’s CEO and Chairman, Mr. Laken was granted forty million stock options with an exercise price of $0.0155 and a five-year term. The Company anticipates entering into an employment agreement with Mr. Laken by April 30, 2014.

Mr. Laken will continue to seek new opportunities to add shareholder value through organic growth of existing assets of CMG and acquisition of undervalued private and public companies. Mr. Laken has always believed in the strength of the underlying assets of CMG, and upon his appointment as Chairman and CEO, stated, “I’m looking forward to growing CMG into a world class company.”

There are no arrangements or understandings between Mr. Laken and any other persons pursuant to which he was selected as Chairman and Chief Executive Officer. There are also no family relationships between Mr. Laken and any director or executive officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CMG HOLDINGS, INC.

Date: April 7, 2014	/s/ GLENN LAKEN
Name: Glenn Laken
Its: Chief Executive Officer